Exhibit 99.1

Pier 1 Imports, Inc. Announces Fiscal 2013 Second Quarter Sales and Expected Earnings Per Share

FORT WORTH, Texas--(BUSINESS WIRE)--August 30, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the second quarter ended August 25, 2012.

Second Quarter Highlights

  Comparable store sales increased 6.7% on top of last year’s 10.8% gain; three-year cumulative comparable store sales increased 28.7%
  Total sales increased 8.3% to $368 million
  Gross profit expected to be approximately 41.2% of sales versus 39.6% of sales last year
  Earnings per share expected to be approximately $0.24 (GAAP) and $0.19 (non-GAAP) versus $0.14 in the second quarter of fiscal 2012 (see reconciliation below of expected earnings per share to adjusted expected non-GAAP earnings per share)

Comparable store sales for the second quarter ended August 25, 2012 increased 6.7% compared to an increase of 10.8% for the second quarter ended August 27, 2011. Total sales for the quarter improved 8.3% to $368 million compared to $340 million in the year-ago quarter. Comparable store sales for the first six months of fiscal 2013 increased 7.0% versus a comparable store sales increase of 10.5% in the year-ago period. Total sales for the first six months increased to $729 million from $674 million for the same period last year. Merchandise margins for the second quarter are expected to be approximately 60.1% of sales, up from last year’s second quarter merchandise margins of 59.4% of sales. Gross profit is expected to be approximately 41.2% of sales for the second quarter versus 39.6% of sales for the second quarter of last year.

Earnings per share for the second quarter of fiscal 2013 are expected to be approximately $0.24 (GAAP) and $0.19 (non-GAAP) compared to $0.14 in the second quarter last year. During the second quarter of this year, the Company reversed a reserve for uncertain income tax positions for which the statute of limitations expired. In addition, the Company reversed accrued interest related to this uncertain tax position. The Company’s effective tax rate for the fiscal year is expected to be approximately 35.6% of pre-tax income. Utilizing an effective tax rate of 35.6% and excluding the reversal of accrued interest mentioned above, second quarter adjusted earnings on a non-GAAP basis, as described below under Financial Disclosure Advisory, are expected to be approximately $0.19 per share.

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with our profitable sales growth this quarter, which reflects strong execution across all aspects of the organization. Our stores have transitioned from summer to fall and customers have responded favorably to our new assortments.”

Mr. Smith added, “We are delighted with the highly successful, on-time launch of our new e-Commerce enabled website, Pier1.com, in late July. The new site includes direct-to-customer shipping, a full redesign, enhanced functionality and new features, and has met with positive response from our customers. The continued development and expansion of our e-Commerce business will be an important part of our growth strategy going forward. We look forward to discussing our second quarter results and providing a general business update during our upcoming conference call.”

Second Quarter Conference Call Information

The Company will announce fiscal 2013 second quarter financial results prior to market open on September 13, 2012 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 21731533.

Financial Disclosure Advisory

This release references non-GAAP information for the second quarter of fiscal 2013 as shown in the table below.

Three Months Ended
August 25, 2012

Expected Earnings per Share (GAAP)	$0.24
Interest Expense Adjustment Related to Uncertain Tax Positions, net of tax	(0.02)
Difference in Income Tax at 35.6% Annual Effective Tax Rate	(0.03)
Adjusted Expected Earnings per Share (non-GAAP)	$0.19

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that the non-GAAP financial measure included in this press release allows management and investors to understand and compare the Company’s expected earnings per share results in a more consistent manner for the second quarter of fiscal 2013. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s earnings per share results that are expected to be recorded in accordance with GAAP for the period presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc
Cary Turner, 817-252-8400